Exhibit 99.1

NEWS RELEASE

Contacts:
Investor: Patrick Fossenier	1+ 734-757-1557
News Media: Gary Frantz	1+ 734-757-1558
Con-way Inc. Issues Fourth Quarter Update
ANN ARBOR, MI – January 16, 2014 – Con-way Inc. (NYSE:CNW) today provided an update on its fourth quarter 2013 operating results.
Commenting on the quarter, Douglas W. Stotlar, Con-way’s president and CEO, said “The month of December presented unique challenges, especially at Con-way Freight and Menlo Worldwide Logistics. This distinct set of issues during the month had a disproportionate impact on the fourth quarter. We do not expect the majority of these issues to impact our operating results going forward.”
Con-way Freight
Con-way Freight, the company’s less than truckload unit, had higher-than-expected expense for employee benefits and cargo claims, particularly during December. In addition, operating efficiencies were lower than anticipated, primarily due to adverse weather late in the quarter. These factors reduced earlier assumptions for fourth quarter 2013 operating income, which is now expected to be approximately $23.8 million, a 10 percent increase over the $21.5 million earned in the 2012 fourth quarter.
Menlo Worldwide Logistics
At Menlo Worldwide Logistics, the company’s global logistics and supply chain management operation, fourth quarter 2013 results were negatively affected by losses at two new warehousing accounts and a customer bankruptcy. With respect to the warehousing accounts, Menlo incurred higher-than-anticipated operating expense, particularly in December. This was mostly due to business volumes that fell well below customer projections. Menlo has made significant progress recently with these accounts and is working diligently to address remaining issues. The customer bankruptcy resulted in a write-off of accounts receivable. Menlo is now expected to report earnings of approximately $2.7 million for the 2013 fourth quarter, as compared to $8.6 million in the fourth quarter of 2012.
Con-way Truckload
Con-way Truckload, the company’s full-truckload operation, achieved a slight increase in operating income for the 2013 fourth quarter, compared to the previous-year period. These results included the effects on operations of severe winter weather in the latter part of December, which reduced productivity.
Consolidated Results
On a consolidated basis, fourth quarter 2013 earnings per diluted share are expected to approximate that of the $0.21 earned in the prior year’s fourth quarter.
“We do not believe that fourth quarter results were indicative of the path we are on, nor do they reflect the overall progress made this year at Con-way Freight,” said Stotlar.
“Looking forward, we remain focused on our strategic initiatives that are designed to continuously improve operating efficiency as we position the company for increased profitability and long-term success,” he concluded.
Release of Consolidated 2013 Results Set for February 5
Con-way Inc. will release consolidated 2013 fourth-quarter and full-year results after the market close on Wednesday, February 5, 2014 and host a conference call for the investment community at 8:30 am ET on Thursday, February 6, 2014. The call can be accessed by dialing (877) 874-4749 or (706) 643-3632 (for international callers) and is expected to last approximately one hour.  The call will also be available through a live internet webcast at www.con-way.com, in the investors section.

An audio replay will be available for two weeks following the call by dialing (855) 859-2056 or (404) 537-3406 (for international callers) and using access code 31372668. An Internet replay and podcast of the presentation will also be available at the Con-way site.

ABOUT CON-WAY INC. -- Con-way Inc. (NYSE:CNW) is a $5.6 billion freight transportation and logistics services company headquartered in Ann Arbor, Mich. Con-way delivers industry-leading services through its primary operating companies of Con-way Freight, Con-way Truckload and Menlo Worldwide Logistics. These operating units provide high-performance, day-definite less-than-truckload (LTL), full truckload and multimodal freight transportation, as well as logistics, warehousing and supply chain management services. Con-way also operates a trailer refurbishing and manufacturing company which supplies trailing equipment to the company’s trucking fleets. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit www.con-way.com.
FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenues, weight, yield, volumes, income or other financial or operating items, all statements of the plans, strategies, expectations or objectives of Con-way’s management for future operations or other future items, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any legal and other claims and proceedings that may be brought by or against Con-way, any statements regarding future economic conditions or performance, any statements regarding strategic acquisitions, any statements of estimates or belief, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, increasing competition and pricing pressure, the creditworthiness of Con-way's customers and their ability to pay for services rendered, changes in fuel prices or fuel surcharges, the possibility that Con-way may, from time to time, be required to record impairment charges for goodwill, intangible assets and other long-lived assets, the possibility of defaults under Con-way's revolving credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), uncertainty in the credit markets, including the effect on Con-way’s ability to refinance indebtedness as and when it becomes due, labor matters, enforcement of and changes in governmental regulations or legislation which potentially could result in an adverse impact on the company, environmental and tax matters, and matters relating to Con-way's defined benefit pension plans, including the effect on the plans of changes in discount rates and in the value of plan assets. The factors included herein and in Item 1A of Con-way's 2012 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations. Any forward-looking statements speak as of the date of this news release, and are subject to change. Con-way does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.